Exhibit 3.18

ARTICLES OF AMENDMENT

DOMESTIC LIMITED LIABILTY COMPANY

Mohegan Tribe Office of Commercial Records Division

5 Crow Hill Road, Uncasville, CT 06382

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1. NAME OF LIMITIED LIABILITY COMPANY: Mohegan Golf, LLC
2. THE LIMITED LIABILITY COMPANY’S ARTICLES OF ORGANIZATION ARE (check A., B. or C.): __x___ A. AMENDED ______ B. AMENDED AND RESTATED ______ C. RESTATED

3. TEXT OF EACH AMENDMENT/RESTATEMENT:

Article 5 of the Articles of Organization is amended to read, in its entirety:

“Article 5. MANAGEMENT: The Management of the limited liability company shall be vested in one or more managers.”

4. EXECUTION Dated this 8th day of April 2008
Mitchell Etess	/s/ MITCHELL GROSSINGER ETESS
Print or type name of signatory and capacity	Signature

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